Exhibit 99.1

Enviva Partners, LP Reports Financial Results for Third Quarter 2018 and Provides Guidance for 2019

BETHESDA, MD, November 8, 2018 — Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”) today reported financial and operating results for the third quarter of 2018.

Highlights:

•	Reported net income of $13.4 million and adjusted EBITDA of $30.2 million for the third quarter of 2018
•	Extended maturity of credit facility by five years and increased revolver capacity to $350 million
•	Reaffirmed full-year 2018 distribution guidance of at least $2.53 per unit
•

Provided full-year 2019 guidance for net income of $31.3 million to $41.3 million and adjusted EBITDA of $125.0 million to $135.0 million, not including the impact of any additional acquisitions from the sponsor’s joint ventures or third parties

•	Announced accretive investment in 400,000 MTPY expansion of production capacity at existing plants expected to result in approximately $30.0 million incremental adjusted EBITDA commencing 2020

“We built a portfolio of production plants and export terminals capable of withstanding unexpected and catastrophic events,” said John Keppler, Chairman and Chief Executive Officer of Enviva. “Despite the compounding effects of the Chesapeake fire and the direct hits we took from both Hurricanes Florence and Michael, our team delivered a strong quarter and we continue to believe our 2018 guidance remains achievable assuming the timely receipt of the recoveries we expect from our insurers and other parties.  With these events behind us, our platform of long-term contracted assets is well positioned for a very strong 2019 and beyond.”

Third Quarter Financial Results

Net income for the third quarter of 2018 was $13.4 million compared to net income of $5.0 million for the third quarter of 2017, an increase of $8.3 million.

Adjusted EBITDA for the third quarter of 2018 was $30.2 million, as compared to $25.8 million for the corresponding quarter of 2017.  The increase was primarily attributable to net insurance recoveries related to business continuity costs associated with the Chesapeake Incident. Excluding the financial impact of the Chesapeake Incident, adjusted EBITDA would have been $24.8 million for the third quarter of 2018.

Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to our general partner, was $20.7 million for the third quarter of 2018 as compared to $17.7 million for the corresponding quarter of 2017.

For the third quarter of 2018, we generated net revenue of $144.1 million, an increase of 9.0 percent, or $11.9 million, from the corresponding quarter of 2017.  Included in net revenue were product sales of $142.5 million on 762,000 metric tons (“MT”) of wood pellets sold during the third quarter of 2018, as compared to $125.4 million on 668,000 MT of wood pellets sold during the corresponding quarter of 2017.  The $17.1 million increase in product sales was primarily attributable to a 14 percent increase in sales volumes, partially offset by a decrease in pricing due primarily to customer contract mix.  Other revenue was $1.6 million for the third quarter of 2018, as compared to $6.8 million for the corresponding quarter of 2017.  The decrease is primarily due to higher other revenue for the third quarter of 2017 consisting of $2.2 million in fees received from customers requesting scheduling accommodations and $3.2 million related to purchase and sale transactions.

For the third quarter of 2018, we generated gross margin of $30.1 million, as compared $20.4 million for the corresponding period in 2017.  The higher gross margin was primarily the result of insurance recoveries, net of expenses incurred, related to the Chesapeake Incident, as well as an increase in sales volume, offset by lower other revenue, lower pricing driven by customer contract mix, and higher costs, including the costs of wood pellets sourced from third- and related-party wood pellet producers.

Adjusted gross margin per metric ton was $55.64 for the third quarter of 2018.  Excluding the financial impact of the Chesapeake Incident, we would have earned adjusted gross margin per metric ton of $39.70.  Adjusted gross margin per metric ton was $46.90 for the third quarter of 2017.  Adjusting for the impact of ASC 606 for comparison purposes, adjusted gross margin per metric ton would have been $43.33 for the third quarter of 2017.

As of September 30, 2018, the Partnership had $0.9 million of cash on hand and $11.5 million of borrowings outstanding under its senior secured credit facility, primarily due to the timing mismatch of the incurrence of costs associated with the Chesapeake Incident and their recovery through our insurance policies and other contractual rights.

Distribution

As announced on October 31, 2018, the board of directors of our general partner (the “Board”) declared a distribution of $0.635 per common unit for the third quarter of 2018.  This distribution represents the thirteenth consecutive distribution increase since the Partnership’s initial public offering of units representing limited partner interests.  The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights, of $19.2 million for the third quarter of 2018 covers the distribution for the quarter at 1.14 times.  The quarterly distribution will be paid on Thursday, November 29, 2018, to unitholders of record as of the close of business on Thursday, November 15, 2018.

Financing Activity

On October 18, 2018, the Partnership amended and restated its prior senior secured credit facility (as amended, the “Amended & Restated Credit Facility”) to extend the maturity to October 2023 from April 2020, increase the revolving credit facility to $350 million from $100 million, reduce the applicable interest rate margin, and include other improved terms.  The applicable interest rate margin under the Amended & Restated Credit Facility is determined according to a total leverage ratio-based pricing grid, which for a Eurodollar revolving credit borrowing is 2.50% based on the Partnership’s current level of leverage as compared to 4.25% under the prior credit facility.

A portion of the proceeds of the initial borrowings under the Amended & Restated Credit Facility were used to repay $41.2 million of outstanding term loans under the prior credit facility.  Future borrowings under the Amended & Restated Credit Facility will be used to support the Partnership’s strategic growth initiatives and drop-down acquisitions and also will be available for general partnership purposes.

“The new revolver not only reduces our cost of capital, but also provides significant flexibility to initially finance drop-downs and expansions before raising long-term capital through further issuances of equity and bonds,” said Shai Even, Executive Vice President and Chief Financial Officer of Enviva.  “We expect to maintain a balanced capital structure consistent with our conservative financial policies and leverage as we continue to finance our growth.”

Outlook and Guidance

Consistent with prior guidance, the Partnership expects to distribute at least $2.53 per limited partner unit for full-year 2018.  Although the Partnership’s shipping schedule and production and logistics costs were impacted by Hurricanes Florence and Michael (the “Hurricanes”), which compounded the financial and operational impact from the previously reported fire incident at the Partnership’s marine export terminal in Chesapeake, Virginia (the “Chesapeake Incident”), the Partnership continues to believe that the full-year adjusted EBITDA and distributable cash flow guidance ranges provided in our February 22, 2018 earnings release remain achievable, subject to the amount and timing of recoveries from insurers and other responsible parties associated with the Chesapeake Incident and the Hurricanes.  Absent any further recoveries associated with the Chesapeake Incident and the Hurricanes, the Partnership expects full-year 2018 net income to be approximately $11 million and adjusted EBITDA to be approximately $100 million.  However, the Partnership has $26.3 million of outstanding claims related to the Chesapeake Incident and the Hurricanes that would benefit 2018 adjusted EBITDA, although the total amount the Partnership will receive in respect of these claims, and the timing of payment thereon, are not entirely within the Partnership’s control.

For full-year 2019, the Partnership expects net income to be in the range of $31.3 million to $41.3 million and adjusted EBITDA to be in the range of $125.0 million to $135.0 million.  The 2019 guidance amounts provided above do not include the impact of any additional acquisitions by the Partnership from the sponsor, its joint ventures, or third parties, any benefit of throughput at the Partnership’s deep-water marine terminal in Wilmington, North Carolina from the Hamlet plant, or any recoveries related to the Chesapeake Incident or the Hurricanes.  The Partnership’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which vary from period to period.  As such, the board of directors of the Partnership’s general partner evaluates the Partnership’s distribution coverage ratio on an annual basis when determining the distribution for a quarter.

Additionally, the Partnership expects to increase the aggregate production capacity of its wood pellet production plants in Northampton, North Carolina and Southampton, Virginia by approximately 400,000 metric tons per year (“MTPY”) (the “Mid-Atlantic Expansions”), subject to receiving the necessary permits.  The Partnership expects to invest approximately $130 million in additional production assets and emissions control equipment, subject to completion of detailed engineering.  The ability to expand capacity and improve the energy density of our pellets through increased pine utilization at two of our Mid-Atlantic production plants will create incremental, high-margin pellet sales opportunities into our long-term contracted position with our customers, and we expect the Mid-Atlantic Expansions to generate more than $30.0 million1 in incremental adjusted EBITDA annually.  The Partnership expects completion of construction in early 2020 with startup shortly thereafter.

“In addition to drop-down transactions, a key pillar of our growth strategy is increasing capacity and profitability within our existing production plants,” said John Keppler. “We’re particularly excited with the Mid-Atlantic expansions, as we have the opportunity directly at the Partnership to add substantial capacity at a much higher return on investment than we could achieve through an acquisition.”

Market and Contracting Update

Our sales strategy continues to be to fully contract the production capacity of the Partnership with a diversified customer base.  The Partnership’s current production capacity is matched with a portfolio of firm off-take contracts that has a weighted-average remaining term of 9.4 years and a $7.4 billion product sales backlog as of November 1, 2018.  Assuming all volumes under the firm contracts held by our sponsor and its joint ventures were included, our weighted-average remaining term and product sales backlog would increase to 11.5 years and $12.1 billion, respectively.  The Partnership expects to have the opportunity to acquire these contracts from our sponsor and its joint ventures.

As the Partnership and its sponsor have previously announced, all conditions precedent to the effectiveness of the Partnership’s 15-year, 180,000 MTPY take-or-pay off-take contract with Marubeni Corporation and the sponsor’s 15-year, 250,000 MTPY contract with Sumitomo Corporation have been satisfied.  In addition, all conditions precedent to the effectiveness of the previously announced 630,000 MTPY long-term take-or-pay off-take contracts with Mitsubishi Corporation, pursuant to which the Partnership and the Second Hancock JV will supply 180,000 MTPY and 450,000 MTPY of wood pellets, respectively, have been satisfied.  Both contracts are expected to commence in 2022 and continue for at least fifteen years.

1 The estimated incremental adjusted EBITDA that can be expected from the Mid-Atlantic Expansions is based on an internal financial analysis of the anticipated benefit from the incremental production capacity at the Northampton and Southampton production plants.  Please refer to the “Non-GAAP Financial Measures” section below for an explanation of why we are unable to reconcile such estimate to the most directly comparable GAAP financial measure.

In addition, the Partnership has agreed with Lynemouth Power Limited to increase the annual sales volume under their existing off-take contract by 200,000 MTPY for three years starting in 2020.

Several recent developments in the market continue to demonstrate the strong growth expected in global demand for industrial-grade wood pellets:

•

In its recently published Renewable 2018 market analysis and forecast report, the International Energy Agency (“IEA”) forecasted that, over the next five years, bioenergy is expected to have the highest growth among renewable resources.  According to IEA, by 2023, global installed electricity generation capacity from bioenergy is expected to rise to 158 gigawatts (“GWs”), up from 121 GWs in 2017.  Longer term, the IEA forecasted that the share of modern bioenergy in the world’s energy mix will grow from 4.5% today to 17% by 2060 in an effort to keep global warming below 2 degrees Celsius this century.

•

In Germany, the Special Commission on Growth, Structural Economic Change and Employment, otherwise known as the “Coal Commission,” continues to deliberate on a pathway to end coal generation in order to reach its 2050 carbon emissions reduction objectives.  Meanwhile, the government’s parallel goal of retiring all nuclear capacity by the end of 2022 creates challenges that renewable biomass baseload generation can help solve.

•

The Dutch government announced the results of its Spring 2018 SDE+ allocation round, with 27 percent of total funds awarded to biomass projects, representing 50 projects and approximately EUR 950 million of incentives. The government also confirmed that a further EUR 6 billion of total incentives will be available in the Autumn 2018 allocation round, which opened in October 2018.

•

Japan’s operating biomass power generation capacity approved under its feed-in-tariff (FiT) scheme reached approximately 2.4 GWs in the fiscal year ended March 31, 2018.  The country is targeting 6.0 to 7.5 GWs of biomass power by 2030, which represents demand for approximately 15 to 20 million MTPY of biomass.

Sponsor Activity

The initial joint venture (the “First Hancock JV”) between affiliates of our sponsor and John Hancock Life Insurance Company (U.S.A.) (“John Hancock”) continues to construct the 600,000 MTPY nameplate capacity production plant in Hamlet, North Carolina (the “Hamlet plant”).  The First Hancock JV expects the Hamlet plant will be operational in the first half of 2019.

The Partnership previously made an initial payment of $56.0 million upon the closing of the acquisition of Enviva Port of Wilmington, LLC (the “Wilmington Drop-Down”).  Upon first deliveries to the Wilmington terminal from the Hamlet plant, the Partnership will make another payment of $74.0 million to the First Hancock JV, subject to certain conditions.

The second joint venture between affiliates of our sponsor and John Hancock (the “Second Hancock JV”) continues to invest incremental capital in its wood pellet production plant in Greenwood, South Carolina (the “Greenwood plant”).  The plant currently produces wood pellets for the Partnership under a take-or-pay off-take contract.  The Second Hancock JV expects to increase the Greenwood plant’s production capacity from 500,000 MTPY to 600,000 MTPY, subject to receiving necessary permits.

The Second Hancock JV expects to make a final investment decision on a deep-water marine terminal in Pascagoula, Mississippi and a wood pellet production plant in Lucedale, Mississippi in late 2018 or early 2019, and continues to evaluate additional development locations.

The Partnership expects to have the opportunity to acquire these assets from our sponsor and its joint ventures with John Hancock.

Chesapeake Incident

The Partnership continues to believe that substantially all of the costs resulting from the previously reported fire incident (the “Chesapeake Incident”) will be recoverable through insurance or other contractual rights.  The Partnership’s financial performance for the third quarter of 2018 was impacted by net recoveries of business continuity costs related to the incident.

In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), in certain cases we have provided financial results excluding the financial impact of the Chesapeake Incident.  References herein to the financial impact of the Chesapeake Incident include the approximate costs incurred during the third quarter of 2018 offset by insurance recoveries received to date.

Presentation of Financial Results and Adoption of ASC 606

As of January 1, 2018, the Partnership adopted Financial Accounting Standards Board Accounting Standards Codification 606 (“ASC 606”), Revenue from Contracts with Customers, which requires entities to recognize revenue when control of the promised goods or services is transferred to customers in an amount that reflects the consideration to which such entity expects to be entitled to in exchange for those goods or services.  Prior to the adoption of ASC 606, back-to-back transactions to purchase and sell wood pellets, where title and risk of loss are immediately transferred to the ultimate purchaser, were recorded in “other revenue,” net of costs paid to third-party suppliers.  Pursuant to ASC 606, the Partnership now recognizes revenue from such transactions on a gross basis in “product sales.”

Unless otherwise indicated, the financial results for the three and nine months ended September 30, 2018 presented in this release are prepared on this basis.

Conference Call

We will host a conference call with executive management related to our third quarter 2018 results and a more detailed market update at 10:00 a.m. (Eastern Time) on Friday, November 9, 2018.  Information on how interested parties may listen to the conference call is available on the Investor Relations page of our website (www.envivabiomass.com).  A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates six plants with a combined production capacity of nearly three million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida.  In addition, the Partnership exports wood pellets through its owned marine terminal assets at the Port of Chesapeake, Virginia, and the Port of Wilmington, North Carolina and from third-party marine terminals in Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4).  Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Non-GAAP Financial Measures

We use adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin as gross margin excluding asset disposals, depreciation and amortization and gains or losses on the net of unrealized and realized derivative instruments related to hedged items included in gross margin. We believe adjusted gross margin per metric ton is a meaningful measure because it compares our revenue‑generating activities to our operating costs for a view of profitability and performance on a per metric ton basis. Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, non‑cash unit compensation expense, asset impairments and disposals, gains or losses on the net of unrealized and realized derivative instruments and certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident (consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received).  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs, debt premium, original issue discounts, and the impact from incremental borrowings related to the Chesapeake Incident. We use distributable cash flow as a performance metric to compare the cash‑generating performance of the Partnership from period to period and to compare the cash‑generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. We do not rely on distributable cash flow as a liquidity measure.

Adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP.  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.  Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Our estimate of incremental adjusted EBITDA from the Mid-Atlantic Expansions is based on numerous assumptions that are subject to significant risks and uncertainties.  Those assumptions are inherently uncertain and subject to significant business, economic, financial, regulatory, and competitive risks and uncertainties that could cause actual results and amounts to differ materially from such estimate.  A reconciliation of the estimated incremental adjusted EBITDA expected to be generated by the Mid-Atlantic Expansions to the closest GAAP financial measure, net income, is not provided because net income expected to be generated by the expansions is not available without unreasonable effort, in part because the amount of estimated incremental interest expense related to the financing of the expansions and depreciation are not available at this time.

The following tables present a reconciliation of adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017 (Recast)	2018	2017 (Recast)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Metric tons sold	762	668	2,109	1,919
Gross margin	$30,119	$20,382	$44,912	$53,081
Loss on disposal of assets	656	1,237	900	3,242
Depreciation and amortization	9,678	9,707	28,800	29,104
Losses (gains) on unrealized and realized derivative instruments, net	1,944	—	(750)	—
Adjusted gross margin	$42,397	$31,326	$73,862	$85,427
Adjusted gross margin per metric ton	$55.64	$46.90	$35.02	$44.52

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017 (Recast)	2018	2017 (Recast)
	(in thousands)
Reconciliation of adjusted EBITDA and distributable cash flow to net income (loss):
Net income (loss)	$13,356	$5,023	$(2,435)	$6,475
Add:
Depreciation and amortization	9,801	9,709	29,240	29,115
Interest expense	9,445	7,653	27,137	23,070
Non-cash unit compensation expense	1,781	1,833	5,604	5,113
Asset impairments and disposals	656	1,237	900	3,242
Losses (gains) on unrealized and realized derivative instruments, net	1,944	—	(750)	—
Chesapeake Incident, net	(6,787)	—	8,999	—
Transaction expenses	30	344	176	3,427
Adjusted EBITDA	30,226	25,799	68,871	70,442
Less:
Interest expense, net of amortization of debt issuance costs, debt premium costs, original issue discount and impact from incremental borrowings related to Chesapeake Incident	7,839	7,261	24,984	21,909
Maintenance capital expenditures	1,638	857	3,252	2,870
Distributable cash flow attributable to Enviva Partners, LP	20,749	17,681	40,635	45,663
Less: Distributable cash flow attributable to incentive distribution rights	1,532	1,063	4,196	2,269
Distributable cash flow attributable to Enviva Partners, LP limited partners	$19,217	$16,618	$36,439	$43,394

Cash distributions declared attributable to Enviva Partners, LP limited partners	$16,814	$50,005

Distribution coverage ratio	1.14	0.73

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to:  (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) failure of the Partnership’s customers, vendors, and shipping partners to pay or perform their contractual obligations to the Partnership; (iv) the creditworthiness of our contract counterparties; (v) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, operating or financial difficulties suffered by our suppliers; (vi) changes in the price and availability of natural gas, coal, or other sources of energy; (vii) changes in prevailing economic conditions; (viii) our inability to complete acquisitions, including acquisitions from our sponsor, or to realize the anticipated benefits of such acquisitions; (ix) inclement or hazardous environmental hazards, including extreme precipitation and flooding; (x) fires, explosions, or other accidents; (xi) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power generators; (xii) changes in the regulatory treatment of biomass in core and emerging markets; (xiii) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xiv) changes in price and availability of transportation; (xv) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto; (xvi) risks related to our indebtedness; (xvii) our failure to maintain effective quality control systems at our production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xviii) changes in the quality specifications for our products that are required by our customers; (xix) labor disputes; (xx) the effects of the anticipated exit of the United Kingdom from the European Union on our and our customers’ businesses; (xxi) our ability to borrow funds and access capital markets; (xxii) our mis-estimation of the amounts and the timing of the costs the Partnership has incurred and will incur as result of the Chesapeake Incident; and (xxiii) our ability to recover costs associated with the Chesapeake Incident fully and on a timely basis, including through claims under our insurance policies and the exercise of our other contractual rights.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except number of units)

	September 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$863	$524
Accounts receivable, net	49,152	79,185
Related-party receivables	5,535	5,412
Inventories	34,322	23,536
Prepaid expenses and other current assets	1,643	1,006
Total current assets	91,515	109,663

Property, plant and equipment, net	552,456	562,330
Intangible assets, net	—	109
Goodwill	85,615	85,615
Other long-term assets	4,783	2,394
Total assets	$734,369	$760,111

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$10,730	$7,554
Related-party payables and accrued liabilities	30,289	26,398
Accrued and other current liabilities	35,849	29,363
Current portion of interest payable	12,573	5,029
Current portion of long-term debt and capital lease obligations	7,070	6,186
Total current liabilities	96,511	74,530
Long-term debt and capital lease obligations	402,447	394,831
Related-party long-term payable	74,000	74,000
Long-term interest payable	980	890
Other long-term liabilities	4,687	5,491
Total liabilities	578,625	549,742
Commitments and contingencies

Partners’ capital:
Limited partners:
Common unitholders—public (14,573,452 and 13,073,439 units issued and outstanding at September 30, 2018 and December 31, 2017, respectively)	212,539	224,027
Common unitholder—sponsor (11,905,138 and 1,347,161 units issued and outstanding at September 30, 2018 and December 31, 2017, respectively)	76,380	16,050
Subordinated unitholder—sponsor (no units issued and outstanding at September 30, 2018 and 11,905,138 units issued and outstanding at December 31, 2017)	—	101,901
General partner (no outstanding units)	(133,810)	(128,569)
Accumulated other comprehensive income (loss)	635	(3,040)
Total Enviva Partners, LP partners’ capital	155,744	210,369
Total liabilities and partners’ capital	$734,369	$760,111

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017 (Recast)	2018	2017 (Recast)
Product sales	$142,541	$125,422	$398,031	$366,142
Other revenue (1)	1,607	6,801	7,037	16,071
Net revenue	144,148	132,223	405,068	382,213
Cost of goods sold (1)	103,695	100,897	330,456	296,786
Loss on disposal of assets	656	1,237	900	3,242
Depreciation and amortization	9,678	9,707	28,800	29,104
Total cost of goods sold	114,029	111,841	360,156	329,132
Gross margin	30,119	20,382	44,912	53,081
General and administrative expenses (1)	7,315	7,704	21,406	23,337
Income from operations	22,804	12,678	23,506	29,744
Other income (expense):
Interest expense	(9,445)	(7,653)	(27,137)	(23,070)
Other income (expense)	(3)	(2)	1,196	(199)
Total other expense, net	(9,448)	(7,655)	(25,941)	(23,269)
Net income (loss)	13,356	5,023	(2,435)	6,475
Less net loss attributable to noncontrolling partners’ interests	—	665	—	3,180
Net income (loss) attributable to Enviva Partners, LP	$13,356	$5,688	$(2,435)	$9,655
Less: Pre-acquisition loss from operations of Enviva Port of Wilmington, LLC Drop-Down allocated to General Partner	—	(651)	—	(3,081)
Enviva Partners, LP limited partners’ interest in net income (loss)	$13,356	$6,339	$(2,435)	$12,736
Net income (loss) income per limited partner common unit:
Basic	$0.45	$0.20	$(0.25)	$0.40
Diluted	$0.43	$0.19	$(0.25)	$0.37
Net income (loss) per limited partner subordinated unit:
Basic	$—	$0.20	$(0.25)	$0.40
Diluted	$—	$0.20	$(0.25)	$0.40
Weighted-average number of limited partner units outstanding:
Common—basic	26,477	14,412	19,866	14,400
Common—diluted	27,478	15,385	19,866	15,343
Subordinated—basic and diluted	—	11,905	6,541	11,905

(1) See Note 12, Related-Party Transactions

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017 (Recast)
Cash flows from operating activities:
Net (loss) income	$(2,435)	$6,475
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	29,240	29,115
Amortization of debt issuance costs, debt premium and original issue discounts	828	1,161
General and administrative expense incurred by the First Hancock JV prior to Enviva Port of Wilmington, LLC Drop-Down	—	1,338
Loss on disposal of assets	900	3,242
Unit-based compensation	5,604	5,113
De-designation of foreign currency forwards and options	(1,947)	—
Fair value changes in derivatives	(4,465)	(13)
Unrealized loss on foreign currency transactions	32	—
Change in operating assets and liabilities:
Accounts receivable, net	30,004	28,026
Related-party receivables	(123)	(3,312)
Prepaid expenses and other assets	(160)	76
Assets held for sale	—	(310)
Inventories	(9,735)	(4,433)
Other long-term assets	—	86
Derivatives	5,080	(1,442)
Accounts payable, accrued liabilities and other current liabilities	5,475	(6,845)
Related-party payables and accrued liabilities	3,317	8,832
Accrued interest	7,634	6,301
Other current liabilities	234	—
Other long-term liabilities	648	621
Net cash provided by operating activities	70,131	74,031
Cash flows from investing activities:
Purchases of property, plant and equipment	(16,034)	(21,916)
Insurance proceeds from property loss	1,130	—
Net cash used in investing activities	(14,904)	(21,916)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(4,745)	(3,428)
Cash paid related to debt issuance costs	—	(209)
Proceeds from common unit issuance under the At-the-Market Offering Program, net	241	1,715
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(55,163)	(46,323)
Payment to General Partner to purchase affiliate common units for Long-Term Incentive Plan vesting	(2,341)	—
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(4,380)	—
Proceeds and payments on revolving credit commitments, net	11,500	(6,500)
Contributions from sponsor related to Enviva Pellets Sampson, LLC Drop-Down	—	1,652
Proceeds from contributions from the First Hancock JV prior to Enviva Port of Wilmington, LLC Drop-Down	—	9,965
Net cash used in financing activities	(54,888)	(43,128)
Net increase in cash, cash equivalents and restricted cash	339	8,987
Cash, cash equivalents and restricted cash, beginning of period	524	466
Cash, cash equivalents and restricted cash, end of period	$863	$9,453

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (continued)

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017 (Recast)
Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$7,539	$6,649
Property, plant and equipment acquired under capital lease obligations	949	1,124
Property, plant and equipment transferred from inventories	2	279
Distributions included in liabilities	1,047	937
Withholding tax payable associated with Long-Term Incentive Plan vesting	156	—
Conversion of subordinated units to common units	78,504	—
Application of short-term deposit to fixed assets	—	258
Depreciation capitalized to inventories	1,508	483
Supplemental information:
Interest paid	$18,802	$15,516

Investor Contact:

Raymond Kaszuba
(240) 482-3856
ir@envivapartners.com